Exhibit 10.28

Statement and Acknowledgment

I, as the shareholder of the 20% equity interest in Jiandatong Health Technology (Beijing) Co., Ltd. (hereinafter referred to as “Company”), hereby state and acknowledge that, in the event that Mr. Hu Haiqing transfers, in whole or in part, the 80% equity interest in the Company held by him to any third party, I agree to such equity transfer unconditionally, waiver my right of first refusal with respect to such equity transfer, and agree to cooperate to go through the formalities in relation to such equity transfer.

In the event that I transfer any of the equity interest held by me to the third party, I agree to cause such third party to comply with the obligations under this statement.

It is hereby stated and acknowledged.

By: Ma Rui

Signature:	/s/ Ma Rui

December 30, 2013